Exhibit 14.4

CHINA UNITED INSURANCE SERVICE, INC.

POLICY ON INSIDER TRADING AND DISCLOSURE

Policy Effective Date: March 15th, 2019

Table of Contents

1.	Purpose	2

2.	To Whom does this Insider Trading Policy Apply?	2

3.	General Principles	3

4.	Compliance Department Contact Information	3

5.	What is Prohibited by this Insider Trading Policy?	3

6.	Definition of Material, Nonpublic Information	4

7.	What is “Material” Information?	4

8.	What is “Non-Public” Information?	5

9.	Prohibited Activities in General	6

10.	Other Prohibited Transactions	7

11.	No Trading Except During Trading Windows and Seeking Compliance Department Approval	7

12.	Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites	8

13.	Certain Transactions under Company Plans where Applicable	9

14.	Penalties for Insider Trading and Noncompliance with Insider Trading Policy	10

15.	Reporting Violations and Speaking Up	11

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1.	Purpose

1.1	China United Insurance Service, Inc. is a Delaware corporation that is a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore must abide by US securities laws and regulations. This Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) describes the standards of China United Insurance Service, Inc. (together with its controlled subsidiaries and affiliated entities including, without limitation, Law Insurance Broker CO., LTD (“Law Broker”) and Law Anhou Insurance Agency CO., LTD (“Anhou”)(together, the “Company”) on trading, and causing the trading of, the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This Insider Trading Policy is designed to prevent insider trading and the appearance of impropriety, to satisfy the Company’s obligation to use reasonable efforts to supervise the activities of the Company’s directors, officers, employees and certain senior sales professionals and sales agent (together, “Employees”) excluding other sales professionals and sales agents who are not employees of the Company, and to help Employees avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

2.	To Whom does this Insider Trading Policy Apply?

2.1	Each of the Company’s directors, officers and Employees is required to observe and comply with this Insider Trading Policy, which continues to apply following the termination of any such individual’s service to or employment with the Company until any and all material, information about the Company, its business and its finances that has not been made public by the Company (“Material Non-Public Information” or “MNPI”) that is possessed by such individual has been made public by the Company or is no longer material. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity or person over which you have the ability to influence or direct investment decisions concerning securities. You are responsible for ensuring compliance with this Insider Trading Policy by all such persons and anyone else that is affiliated with you, including persons who may trade on such.

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3.	General Principles

3.1	If you wish to buy, sell, or enter into any other form of transaction with respect to the Company’s securities, you must first obtain pre-clearance from the Company’s Compliance Department. No trade shall be entered into without the express written approval of the Compliance Department. Trading includes, without limitation, buying or selling or participating in a decision to buy or sell, the Company’s securities.

3.2	For further clarity, this pre-clearance requirement also applies to any instructions or directions you may give to another person to take any action with respect to the Company’s securities, even if you do not profit personally from such action.

3.3	Failure to obtain preclearance prior to a trade could result in disciplinary action taken against you, up to and including termination, and may subject you to criminal prosecution.

4.	Compliance Department Contact Information

4.1	You may reach the Compliance Department at:

7F.,	No. 311, Sec. 3, Nanjing E. Rd., Shongshan Dist., Taipei City 10595, Taiwan

+886-2-87126958 ext. 684

compliance@cuis.asia

5.	What is Prohibited by this Insider Trading Policy?

5.1	It is illegal for any director, officer or other Employee of the Company to trade in the securities of the Company while in the possession of Material, Non-Public Information about the Company. It is also illegal for any director, officer or other Employee of the Company to disclose Material, Non-Public Information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

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6.	Definition of Material, Nonpublic Information

6.1	This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “non-public.”

7.	What is “Material” Information?

7.1	Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information (i) that could reasonably be expected to affect the market price of the Company’s securities or (ii) that a reasonable investor would consider important in determining whether to buy, sell or hold the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that are generally considered material:

7.1.1	projections of future revenues, earnings or losses, or other financial guidance (such as operating margins) or changes in such projections;

7.1.2	earnings, revenue or other financial information;

7.1.3	potential restatements of the Company’s financial statements, changes in auditors, auditor notification that the Company may no longer rely on an auditor’s audit report and issues with the Company’s or the auditor’s assessments of the Company’s internal controls;

7.1.4	significant pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets or operations;

7.1.5	changes in management or the Board of Directors;

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7.1.6	significant actual or threatened litigation, regulatory action or governmental investigations or major developments in such matters;

7.1.7	significant changes in operations;

7.1.8	significant developments regarding products, services, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a significant contract or customer);

7.1.9	changes in dividend policy, declarations of stock splits, stock repurchases or public or private sales of additional securities;

7.1.10	potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

7.1.11	bankruptcies or receiverships.

7.2	The US Securities and Exchange Commission (“SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they could result in a movement in the price of the Company’s securities. When in doubt, information concerning the Company should be presumed to be material and not to have been disclosed to the public. If you have any concerns regarding what is “material”, it is your obligation to reach out to the Compliance Department for further information.

8.	What is “Non-Public” Information?

8.1	Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means used by the Company that are reasonably designed to provide broad public access. Before a person who possesses Material, Non-Public Information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information. If you have any concerns regarding what information is “non-public”, it is your obligation to reach out to the Compliance Department for further information.

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9.	Prohibited Activities in General

9.4	When you know or are in possession of Material, Non-Public Information about the Company, you are prohibited from the following activities:

9.4.1	trading in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities;

9.4.2	having others trade for you in the Company’s securities;

9.4.3	giving trading advice of any kind about the Company, except that you may, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

9.4.4	disclosing the Material, Non-Public Information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities (these practices are known as “tipping”).

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10.	Other Prohibited Transactions

10.1	The Company considers it improper and inappropriate for any director, officer or other Employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other Employees may not engage in any of the following transactions and the following transactions will not be approved by the Compliance Department:

10.1.1	No Purchases or Sales of Derivative Securities. No director, officer and other Employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, at any time.

10.1.2	Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by the Company. In addition, Section 16(c) of the Exchange Act prohibits officers and directors of a reporting company from engaging in short sales.

11.	No Trading Except During Trading Windows and Seeking Compliance Department Approval

11.1	The announcement of the Company’s quarterly financial results and the filing of the Company’s annual and quarterly reports with the SEC almost always have the potential to have a material effect on the market for the Company’s securities. Although you may not know the financial results prior to public announcement, if you engage in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject you and the Company to a charge of insider trading. Therefore, subject to limited exceptions, the Compliance Department may approve of your trade in Company securities only during four quarterly trading windows. The four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the quarter during which that announcement is made. Even during a time when a trading window is open, all trading must still be approved by the Compliance Department. Please consult the Compliance Department if you have questions regarding the Company’s trading windows.

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11.2	From time to time, other types of Material Non-Public Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which officers, directors and other Employees are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, the Compliance Department will notify the Employees affected.

12.	Use of Electronic Bulletin Boards, Internet Chat Rooms or Websites

12.1	While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, officers or other Employees. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

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12.2	In addition, with the advent of the Internet, and the emergence of electronic bulletin boards and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company. Therefore, it is against Company policy for any officer, director or other Employee to participate in such forums or to communicate any information on such media unless such communications have been specifically authorized.

12.3	The Company is committed to preventing inadvertent disclosures of Material, Non-Public Information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing Material, Non-Public Information about the Company with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder (even if you are contacted directly by such persons) without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to the Compliance Department:

12.3.1	Mr. Wei-Mou Yu (aka Wellmore Yu)/+886-2-87126958 ext. 684

13.	Certain Transactions under Company Plans where Applicable

13.1	Stock Option Exercises. This policy does not apply to the exercise of a stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless or net exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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13.2	Restricted Stock, Restricted Stock Units, Performance Stock Units or Similar Securities. This policy does not apply to the withholding by the Company of shares of restricted stock or shares underlying restricted stock units, performance stock units or similar securities issued or granted under the Company’s stock incentive plans upon vesting to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the plan participant in compliance with this Insider Trading Policy.

13.3	Employee Stock Purchase Plan. This policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This policy does apply to your election to participate in the plan for any enrollment period while in possession of material, nonpublic information, and to your sales of Company stock purchased pursuant to the plan.

14.	Penalties for Insider Trading and Noncompliance with Insider Trading Policy

14.1	The SEC, the national securities exchanges, and the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with federal prosecutors, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

14.2	The penalties for violating insider trading or tipping rules can be severe and include:

14.2.1	Disgorgement of the profit gained or loss avoided by the trading;

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14.2.2	Payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

14.2.3	Payment of criminal penalties of up to USD $5,000,000;

14.2.4	Payment of civil penalties of up to three times the profit made or loss avoided; and

14.2.5	Imprisonment for up to 20 years.

14.3	The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of USD $1,275,000 or three times the profit made or loss avoided, as well as criminal penalties of up to USD $25,000,000, and could under certain circumstances be subject to private lawsuits.

14.4	Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

15.	Reporting Violations and Speaking Up

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or other Employee of the Company, you must report the violation immediately to the Compliance Department.

Our Company has an Open Door policy and we promote Employees to speak up when there are concerns. Please see our Code of Conduct for more ways to reach out.

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Your failure to comply with this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.

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